UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2009

HOKU SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1288 Ala Moana Blvd., Suite 220 Honolulu, Hawaii	96814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement .

Amended and Restated Supply Agreement with Wealthy Rise International, Ltd.

Hoku Materials, Inc., a wholly-owned subsidiary of Hoku Scientific, Inc., and Wealthy Rise International, Ltd., a wholly-owned subsidiary of Solargiga Energy Holdings, Ltd., or Solargiga, have entered into an Amended and Restated Supply Agreement, or the Amended Supply Agreement, pursuant to which we have agreed to sell to Solargiga, and Solargiga has agreed to purchase from us, predetermined volumes of polysilicon over a ten-year period, subject to the acceptance of product deliveries and other conditions.  The Amended Supply Agreement is effective as of April 9, 2009, which is the date that Solargiga paid us $7 million as an initial deposit for the polysilicon product to be delivered.

On September 4, 2008, we entered into a supply agreement with Solargiga, or the Original Supply Agreement, for the sale and delivery of polysilicon to Solargiga over a ten-year period, pursuant to which up to approximately $455 million would have been payable to us during the ten-year period.  The Original Supply Agreement provided for the delivery of predetermined volumes of polysilicon by us, and the purchase of these volumes by Solargiga, each month and each year at set prices from the date of the first shipment in March 2010, for a continuous period of ten years.  Under the Original Supply Agreement, Solargiga was required to make two initial cash prepayments totaling $63 million as of March 31, 2010, and a final $5 million payment to be made when we completed certain aggregate shipments to Solargiga.

Pursuant to the Amended Supply Agreement, the volume of polysilicon that we have agreed to sell to Solargiga, and that Solargiga has agreed to purchase from us has been reduced such that up to approximately $136 million would be payable to us during the ten-year period, subject to product deliveries and other conditions.  The Amended Supply Agreement also extends the date by which we are obligated to commence shipments of polysilicon by three months, from March 31, 2010 to June 30, 2010, and extends the dates for price adjustments and termination rights in the event of a delay in commencing shipment.  Solargiga has the right to terminate the Amended Supply Agreement, and recover any prepayments made if we have not commenced polysilicon shipments by October 31, 2010, and we have the right to terminate the Amended Supply Agreement, and retain all prepayments received, if Solargiga fails to pay any of its future prepayments when due.

Pursuant to the Amended Supply Agreement, in addition to the initial deposit of $7 million which we received on April 9, 2009, Solargiga is obligated to pay us $13.4 million that is payable to us in four additional deposits of $3.3 million in each of June, August, October and December 2009, and a final payment of $200,000 upon Solargiga’s receipt of certain aggregate volumes of polysilicon product from us.  Under the Amended Supply Agreement, we have granted to Solargiga a subordinated security interest in all of our tangible and intangible assets related to our polysilicon business to serve as collateral for our obligation to repay the $20.4 million prepayment if Solargiga terminates the Amended Supply Agreement upon the occurrence of certain triggering events.  The security interest will continue until all of the $20.4 million prepayment has been credited against the shipment of product, and only with respect to the amount of prepayment that has not been so credited.  Upon a termination of the Amended Supply Agreement by us upon certain triggering events, we generally have the right to retain as liquidated damages the entire amount of the prepayments made as of the date of such termination.

All pricing terms from the Original Supply Agreement will remain the same, with set prices that decline throughout the term of the Amended Supply Agreement.

The Amended Supply Agreement will be filed with our Annual Report on Form 10-K for the fiscal year ending March 31, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 13, 2009

Hoku Scientific, Inc.

By:	/s/ Dustin Shindo
Dustin Shindo
Chairman of the Board of Directors, President and Chief Executive Officer